POWER OF ATTORNEY

STATE OF TENNESSEE
COUNTY OF RUTHERFORD

Limited Power of Attorney
Know all men by these presents that the undersigned, James R. Jobe, of Murfreesboro, Tennessee, does hereby make, constitute and appoint Kimberly V. Ouimet as my true and lawful attorney-in-fact for me and in my name, place and stead, and on my behalf and for my use and benefit authorizing her to solely:
Sign any Securities and Exchange Commission ("SEC") documents reporting the purchase or sale of the equity securities of National Health Investors, Inc. from time to time, including but not limited to SEC Forms 3, 4 and 5. This Power of Attorney shall lapse upon my resignation or termination as a director of National Health Investors, Inc.

Date:	May 13, 2013
Signature:	/s/ James R. Jobe
Name:	James R. Jobe

Sworn to and certified before me, a Notary Public in and for said County and State, on this the 13th day of May, 2013.
Signature:     /s/ Paula P. Richardson
Notary Public

My Commission expires: 12-21-14

[Notary Seal]